Exhibit 99.1

News Release

Corporate Headquarters 4601 College Boulevard, Suite 300 Leawood, Kansas 66211 USA +1-913-327-4200	For Immediate Release			Date: July 27, 2004
	Media Contact: Investor Relations (US):	Misti Garffie IR Dept	1-913-327-4257 1-913-327-4200	mgarffie@euronetworldwide.com investor@euronetworldwide.com

Euronet Worldwide Reports Second Quarter 2004 Financial Results

LEAWOOD, KANSAS, USA—July 27, 2004—Euronet Worldwide, Inc. (NASDAQ: EEFT), a leading provider of secure electronic financial transaction solutions, announced consolidated revenues of $87.0 million for second quarter ended June 30, 2004. This result compares to $48.1 million for the second quarter ended June 30, 2003. Consolidated operating income for the quarter was $7.4 million, compared to $2.8 million for the second quarter 2003. Adjusted EBITDA (operating income plus depreciation and amortization) was $10.8 million for second quarter 2004, compared to $5.9 million for the second quarter 2003.

Net income for the second quarter 2004 was $4.4 million, or $0.13 fully diluted earnings per share, compared to a net loss of $2.8 million, or a loss of $0.10 per share, for the second quarter 2003. The second quarter 2004 net income included a foreign exchange gain of $0.3 million and a loss of less than $0.1 million on the early retirement of debt. Excluding this gain and loss, earnings per share were $0.12, or $4.1 million. Net income for the second quarter 2003 included foreign exchange translation loss of $3.1 million. Excluding this loss, earnings per share were $0.01, or $0.3 million.

Management analyzes historical results adjusted for certain items that are not necessarily ongoing in nature and that are incremental to the baseline of the business or non-operational in nature. Generally, these items include gains or losses associated with the sale of business assets or operations, market development costs, foreign exchange translations, discontinued operations, early debt retirement and other similar items as discussed in this press release. Management believes the exclusion of these items provides a better basis for evaluating the underlying business unit performance. The attached schedules provide a full reconciliation of any such non-GAAP financial measures.

The EFT Processing Segment posted second quarter 2004 revenues of $18.0 million, compared to $12.2 million reported for the second quarter 2003. Operating income for the second quarter was $3.1 million, compared to the prior year’s same quarter of $1.2 million. Second quarter 2004 Adjusted EBITDA was $4.9 million, compared to $3.1 million for the second quarter 2003. The EFT Processing Segment processed 54.1 million transactions in the second quarter 2004 compared to 27.1 million transactions for the same period last year. The segment completed the quarter with 5,097 ATMs owned or operated, compared to 3,120 ATMs at the end of the second quarter 2003. The improved results of the second quarter 2004 over the same quarter last year are largely attributable to the continued growth in ATMs under management, primarily in our India, Poland and Romania markets, together with transactional growth from those ATMs. Euronet owns and/or operates ATMs in Hungary, Poland, Germany, Croatia, the Czech Republic, U.K., Greece, Romania, Slovakia, Kosovo, India, and Egypt.

The Prepaid Processing Segment reported second quarter 2004 revenues of $65.6 million, compared to $32.2 million reported for the second quarter 2003. Operating income for the second quarter was $6.3 million, compared to the prior year’s second quarter results of $2.7 million. Adjusted EBITDA for the second quarter 2004 was $7.7 million, compared to $3.7 million for the second quarter 2003. Total transactions processed by the Prepaid Processing Segment in the second quarter 2004 were 54.6 million, compared to 22.8 million prepaid transactions processed in second quarter 2003. The Prepaid Processing Segment processes electronic point-of-sale prepaid transactions at more than 162,000 point-of-sale terminals across more than 68,000 retailers in Europe, Asia Pacific and the U.S. As previously announced, the company intends to expand its Prepaid Processing Segment both domestically and internationally through internal sales and promotional efforts as well as, if appropriate, acquisitions.

The Prepaid Processing Segment’s second quarter’s year-over-year revenue improvements were the result of a continuation of strong growth from the company’s e-pay group, combined with the November 2003 acquisition of transact Elektronische Zahlungssysteme GmbH (transact), a German prepaid processor, and the company’s U.S. prepaid operations, which were initiated in September 2003 with acquisition of Austin International Marketing and Investments, Inc. (AIM), with the January 2004 acquisition of Prepaid Concepts, Inc. (Precept) and further expanded with the May 2004 acquisition of Electronic Payment Solutions (EPS), an electronic point of sale company operating primarily in the southern U.S. The quarterly Adjusted EBITDA and operating income improvements were generally correlated to the increases in revenues. Depreciation and amortization included approximately $1.0 million for amortization of intangible assets assigned for purchase accounting related to the acquisitions in the Prepaid Processing Segment.

The Software Solutions Segment reported $3.4 million in revenues, compared to $3.8 million in revenues for second quarter 2003. Software backlog at June 30, 2004 was $5.9 million, compared to $4.5 million at March 31, 2004. Operating income for the Software Solutions Segment was $0.3 million, compared to $0.4 million for the second quarter 2003.

The Corporate and Other Segment had $2.4 million of expenses in second quarter 2004, compared to $1.5 million for the second quarter 2003, primarily due to increases in professional fees, insurance and salary expense resulting from overall company growth and annual compensation increases.

All segments included, transactions processed in the second quarter 2004 were 108.7 million, compared to 49.9 million processed in the second quarter 2003. This increase was primarily due to the EFT Processing Segment implementation of ATM outsourcing agreements in India, Romania and Poland, combined with continued growth and acquisitions in the Prepaid Processing Segment.

The company’s unrestricted cash on hand was $32.0 million as of June 30, 2004 as compared to $19.3 million at March 31, 2004. The increase in unrestricted cash was primarily due to the contribution of $10.8 million in Adjusted EBITDA for the quarter as well as proceeds from the exercise of employee stock options and employee stock purchases, offset by interest and taxes paid. Euronet’s total indebtedness was $70.3 million as of June 30, 2004, compared to $62.1 million at March 31, 2004. This increase in indebtedness was primarily the net result of approximately $9.6 million in new capital leases entered into primarily in connection with our ATM outsourcing agreement in Poland and a draw of $2.5 million on our bank line of credit used for purchase of inventory of mobile air time (known as PINs) for our growing prepaid processing businesses. This increase was offset by the repurchase of $4.8 million of the company’s 12 3/8% senior discount notes during the quarter. At June 30, 2003 the balance outstanding of 12 3/8% senior discount notes was approximately $32.3 million and acquisition indebtedness was approximately $15.5 million.

Euronet also announced that it expects earnings per share for the third quarter 2004 to be $0.02 to $0.03 better than the second quarter 2004. This increase does not take into consideration the effects of foreign exchange gains or losses, gains or losses on the early retirement of debt, discontinued operations, and other non-operating or unusual items as Euronet cannot reasonably project the amount of these items.

Euronet Worldwide will host an analyst conference call on Wednesday, July 28, 2004, at 10:00 a.m. U.S. Eastern Daylight Time to further discuss these results. The conference call will be broadcast on the Internet and can be accessed via the Euronet Worldwide Internet site at www.euronetworldwide.com or via Vcall at http://www.vcall.com/CEPage.asp?ID=88509. Participants should go to the web site at least fifteen minutes before this event to download and install any necessary audio software. For those without Internet access, the conference call-in number is +1-877-407-9210 (USA) or +1-201-689-8049 (non-USA). The password is “Euronet.”

For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event at at www.vcall.com/CEPage.asp?ID=88509 as well as via phone. To dial in for the replay, the call-in number is +1-877-660-6853 (USA) or +1-201-612-7415 (non-USA). The account number is 1628 and the conference ID number is 110079. The call replay will be available for two weeks. You can also access the Earnings presentation at www.euronetworldwide.com/investors/library/presentations.asp. No fees are charged to access any event.

About Euronet Worldwide

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The company offers outsourcing and consulting services, integrated EFT software, network gateways, and electronic prepaid top-up services to financial institutions, mobile operators and retailers. Euronet operates the largest independent pan-European ATM network and the largest India shared ATM network. Euronet is also the largest provider of prepaid processing, or top-up services, for prepaid mobile airtime. The company has processing centers located in the U.S., Europe and Asia, and processes electronic top-up transactions at more than 162,000 point-of-sale terminals across more than 68,000 retailers in Europe, Asia Pacific and the U.S. With corporate headquarters in Leawood, Kansas, USA, and 17 worldwide offices, Euronet serves clients in more than 60 countries. Visit the company’s web site at www.euronetworldwide.com.

Any statements contained in this news release, which concern the company’s or management’s intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet’s actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the company’s products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the company’s business. These risks and other risks are described in the company’s periodic filings with the Securities and Exchange Commission, including but not limited to Euronet’s Form 10-Q for the period ended March 31, 2004. Copies of these filings may be obtained by contacting the company or the SEC.

EURONET WORLDWIDE, INC.

Consolidated Statement of Operations and Comprehensive Income

(unaudited - in thousands, except share and per share data)

	Three months ended June 30,
	2004	2003
Revenues:
EFT processing services	$18,002	$12,169
Prepaid processing services	65,634	32,192
Software and related revenue	3,386	3,780

Total revenues	87,022	48,141

Operating expenses:
Direct operating costs	61,128	32,134
Salaries and benefits	10,577	7,492
Selling, general and administrative	4,518	2,635
Depreciation and amortization	3,433	3,096

Total operating expenses	79,656	45,357

Operating income	7,366	2,784

Other income / (expense):
Interest income	615	273
Interest expense	(1,672)	(1,914)
Equity in income from unconsolidated subsidiaries	125	97
Loss on early retirement of debt	(23)	—
Foreign exchange gain / (loss), net	258	(3,120)

Total other income / (expense)	(697)	(4,664)

Income from continuing operations before income taxes and discontinued operations	6,669	(1,880)
Income tax expense	(2,289)	(895)

Income from continuing operations	4,380	(2,775)

Discontinued operations, net	—	(2)

Net income / (loss)	4,380	(2,777)

Translation adjustment	274	1,010

Comprehensive income	$4,654	$(1,767)

Net income / (loss) per diluted share	$0.13	$(0.10)
Diluted weighted average shares outstanding	34,058,533	26,559,343

EURONET WORLDWIDE, INC.

Consolidated Summary Balance Sheets

(unaudited - in thousands)

	As of June 30, 2004	As of December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$32,011	$19,245
Restricted cash	43,070	58,280
Trade accounts receivable, net of allowance for doubtful accounts	79,684	75,648
Other current assets, net	25,209	14,781

Total current assets	179,974	167,954
Property, plant and equipment, net	30,086	20,658
Goodwill and intangible assets, net	131,067	111,285
Other assets	6,244	3,876

Total assets	$347,371	$303,773

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$159,312	$147,947
Current portion of long-term debt and short-term borrowings	22,246	3,979

Total current liabilities	181,558	151,926
Obligations under capital leases, excluding current installments	12,825	3,240
Deferred income tax	8,677	7,828
Notes payable	32,341	55,792
Other long-term liabilities	3,085	3,118

Total liabilities	238,486	221,904
Stockholders’ equity	108,885	81,869

Total liabilities and stockholders’ equity	$347,371	$303,773

EURONET WORLDWIDE, INC.

Quarterly Reconciliation of Net Income to Adjusted EBITDA by Segment

(unaudited - in millions)

	Three months ended June 30, 2004
	EFT Processing	Prepaid Processing	Software Solutions	Consolidated
Net Income	$2.0	$5.6	$0.3	$4.4
Add: Income tax	0.8	1.5	—	2.3
Add: Interest expense	0.3	—	—	1.7
Less: Interest income	—	(0.6)	—	(0.6)
Less: Foreign exchange gain	—	—	—	(0.3)
Less: Rounding	—	(0.1)	—	—
Less: Income from unconsolidated subs	—	(0.1)	—	(0.1)

Subtotal: Operating income / (loss)	3.1	6.3	0.3	7.4
Add: Depreciation and amortization	1.8	1.4	0.2	3.4
Rounding	—	—	0.1	—

Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$4.9	$7.7	$0.6	$10.8

EURONET WORLDWIDE, INC.

Quarterly Reconciliation of Net Income to Adjusted EBITDA by Segment

(unaudited - in millions)

	Three months ended June 30, 2003
	EFT Processing	Prepaid Processing	Software Solutions	Consolidated
Net Income	$0.7	$2.6	$0.4	$(2.8)
Add: Income tax	0.4	0.5	—	0.9
Add: Interest expense	0.2	—	—	1.9
Add: Foreign exchange loss	—	—	—	3.1

Less: Income from unconsolidated subs	—	(0.1)	—	(0.1)

Less: Interest income	—	(0.3)	—	(0.3)
Less: Rounding and other	(0.1)	—	—	0.1

Subtotal: Operating income / (loss)	1.2	2.7	0.4	2.8
Add: Depreciation and amortization	1.9	0.9	0.3	3.1
Rounding	—	0.1	(0.1)	—

Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$3.1	$3.7	$0.6	$5.9

EURONET WORLDWIDE, INC.

Reconciliation of Net Income Excluding FX, Discontinued Operations, Gain / (Loss) of Sale and Retirement of Debt

(unaudited - in millions, except share and per share data)

	Three months ended June 30,
	2004	2003
Net Income	$4.4	$(2.8)
Add / (deduct): Foreign exchange gain / loss	(0.3)	3.1

Net income / (loss) before foreign exchange gain / (loss), discontinued operations, gain on sale and loss on retirement of debt	$4.1	$0.3

Net income / (loss) per share and equivalent	$0.12	$0.01

Diluted weighted average share outstanding	34,058,533	26,559,343